Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-209352) on Form S-8 of River Financial Corporation of our report dated March 20, 2018, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K, of River Financial Corporation for the year ended December 31, 2017.

Birmingham, Alabama

March 20, 2018